UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 3, 2020

Bionik Laboratories Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-54717	27-1340346
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

483 Bay Street, N105 Toronto, ON	M5G 2C9
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (416) 640-7887

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Not applicable	Not applicable	Not applicable

Item 1.01	Entry Into A Material Agreement.

The information set forth in Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

From June 3, 2020 through June 9, 2020, investors (the “Lenders”) subscribed for convertible promissory notes (the “Notes”) and loaned to Bionik Laboratories Corp. (the “Company”) an aggregate of approximately $1,302,500 (the “Loan”). The Loan represent the second tranche borrowed pursuant to the Company’s convertible note offering for up to $7,000,000 (formerly $3,000,000 or up to $7,000,000 if oversubscribed) gross proceeds (the “Offering”). The Notes were issued commencing June 8, 2020.

The Company intends to use the net proceeds from the Loan for the Company’s working capital and general corporate purposes.

The Notes bear interest at a fixed rate of 1% per month, computed based on a 360-day year of twelve 30-day months and will be payable, along with the principal amount, on March 31, 2021 (the “Maturity Date”).

The Notes will be convertible into equity of the Company upon the following events on the following terms:

•	On the Maturity Date, the outstanding principal and accrued and unpaid interest under the Notes will be converted into shares of common stock at a conversion price of $9.50 (the “Conversion Price”).

•	Upon a change of control transaction prior to the Maturity Date, the outstanding principal and accrued and unpaid interest under the Notes would, at the election of the holders of a majority of the outstanding principal of the loans under the Offering, be either (i) payable upon demand as of the closing of such change of control transaction or (ii) convertible into shares of the Company’s common stock immediately prior to such change of control transaction at a price per share equal to the lesser of (x) the Conversion Price, or (y) the per share consideration to be received by the holders of the common stock in such change of control transaction.

The Notes contain customary events of default, which, if uncured, entitle each Lender to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, its Note.

Under certain circumstances, in the event the Notes convert into common stock and the Company raises capital through the sale of common stock for cash during the period ending on the three year anniversary of the conversion date of the Note, and the price per share thereof (the “Offering Price”) minus 20% is less than the Conversion Price, then in such event the Company shall issue to each Lender additional shares of common stock equal to the number of conversion shares such Lender would have received upon conversion if the conversion price was a price equal to a 20% discount to the Offering Price, less the number of shares actually issued on or as of the Maturity Date.

To secure the prompt payment and performance to the Lenders of the obligations under the Notes, the Company granted to the Lenders a continuing security interest in and to, and lien on, all of its collateral.

Also on June 3, 2020, the Company entered into an Allonge #2 (the “Allonge #2”) that further amended the terms of the Company’s existing convertible promissory note dated September 26, 2019, as amended by that Allonge #1 dated as of March 30, 2020 (as so amended, the “Convertible Promissory Note”), held by Celeste Management. The Allonge #2 amended the maturity date of the Convertible Promissory Note to March 31, 2021, and further amended the anti-dilution provision of the Convertible Promissory Note to grant the same anti-dilution terms as the Notes set forth above. No other material changes were made to the Convertible Promissory Note.

The foregoing is a brief description of the subscription of the Notes, the terms of the Notes and the Allonge #2, and is qualified in its entirety by reference to the full text of the form of Subscription Agreement, the form of the Note and the Allonge #2, which are included as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description
10.1	Form of Subscription Agreement
10.2	Form of Promissory Note
10.3	Allonge to Convertible Promissory Note dated June 3, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 9, 2020

BIONIK LABORATORIES CORP.

By:	/s/ Leslie Markow
Name:	Leslie Markow
Title:	Chief Financial Officer